Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Brunswick Corporation Names Jane L. Warner to Board of Directors
LAKE FOREST, Ill. Feb. 13, 2015 - Brunswick Corporation (NYSE: BC) announced today that Jane L. Warner, recently retired from Illinois Tool Works as its executive vice president - Decorative Surfaces and Finishing Systems, has been elected to Brunswick’s board of directors.
“We are excited to have Jane join our board of directors,” said Dustan E. McCoy, Brunswick’s chairman and chief executive officer. “Jane’s extensive background and experience in manufacturing operations as well as her reputation for building and executing of global strategies will further enhance the already strong composition of our board. We look forward to benefiting from her membership for many years.”
Prior to joining Illinois Tool Works in 2005, Ms. Warner, 68, had progressive levels of responsibility at General Motors, Textron Inc., Electronic Data Systems and Plexus Systems. Ms. Warner holds an M.B.A. from Stanford University, and both MA and BA degrees from Michigan State University. She currently serves on the board of directors for Tenneco Inc. and Regal Beloit Corporation as well as a trustee for Chicago’s John G. Shedd Aquarium.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Bell RPG parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats, and Life Fitness and Hammer Strength fitness equipment, and Brunswick billiards tables and table tennis. For more information, visit http://www.brunswick.com.

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com